Exhibit 10.2

CERTAIN INFORMATION IDENTIFIED WITH [****] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ALTERNATING PROPRIETORSHIP AGREEMENT

This ALTERNATING PROPRIETOR AGREEMENT is dated as of July , 2019 by and between Fior di Sole, LLC, located at 2515 and 2545 Napa Valley Corporate Drive, Napa, California (“Host Winery”); and Fresh Grapes, LLC, located at 10440 N. Central Expressway, Suite 1400, Dallas (“Alternating Proprietor”).

The Host Winery agrees to provide the Alternating Proprietor with space and equipment to permit the Alternating Proprietor to establish its own bonded winery under the following terms and conditions (the “Agreement”);

1. Winery Premise. The Host Winery and the Alternating Proprietor agree to alternate operations at the bonded winery presently operated by the Host Winery and located at 2515 and 2545 Napa Valley Corporate Drive, Napa, California as described on Schedule A (the “Winery Premise”).

2. Alternating Premise. Within the Winery Premise, there will be spaces operated alternately by different proprietors who have each filed and received approval of the necessary applications and bonds and have qualified under federal and California law to engage in winemaking activity. The Alternating Proprietor’s premise shall include equipment and facilities including crush equipment, fermenting and storage tanks, barrel storage space, barrel working areas, and bottling areas as described and depicted in TTB Form 5120.25 attached as Schedule B (the “Alternating Premise”). The Alternating Premise shall be operated by Alternating Proprietor at mutually convenient times to support the Alternating Proprietor’s winemaking activities. After consulting with Alternating Proprietor, the Host Winery shall establish a schedule for the Alternating Proprietor’s use of the Alternating Premise. When the Alternating Premise is operated by or used on behalf of the Alternating Proprietor, the Alternating Premise shall be operated pursuant to Alternating Proprietor’s own federal basic permit and California winegrower’s license. In the case of conflict in terms of scheduling, the Host Winery, after consulting with the Alternating Proprietor, will be the ultimate determinant of the timing of use by the Alternating Proprietor, Host Winery and/or other parties.

3. Term. This Agreement shall have an initial term commencing with the execution of this Agreement and ending on the third anniversary hereof. This Agreement shall automatically renew for additional one (1) year terms unless a party provides ninety (90) days written notice of its intent to terminate prior to the expiration of the then current term.

4. Responsibilities. Each party is solely responsible for its own winemaking activities, winery record keeping and reporting, occupational and excise taxes, licensing and permitting status, and for compliance with, and/or violations of, all applicable laws and regulations during its period of control.

5. Alternating Proprietor’s Independent Winemaking.

a. Alternating Proprietor is solely responsible for managing and conducting independently licensed winemaking activities in accordance with federal and state regulations with respect to the operation of multiple winery licensees at a shared winemaking premise in accordance with regulations promulgated by the Alcohol and Tobacco Tax and Trade Bureau (“TTB”) with respect to the alternation of wine premises under 27 CFR Section 24.136. Alternating Proprietor will comply with all applicable federal, state, and local laws relating to the production, packaging, labeling, storage, use transfer, sale and distribution of its wine, including but not limited to, all notice and reporting requirements under the federal Bioterrorism Act of 2002.

b. Alternating Proprietor shall obtain and maintain all federal and state permits and licenses required for the performance of its obligations under this Agreement. The Alternating Proprietor shall provide a copy of its federal basic permit and state winegrower’s license prior to beginning any activities at the Alternating Premise. If Alternating Proprietor has reason to know that its permit or license may be subject to suspension, revocation or cancellation, it will promptly notify the Host Winery.

c. The Alternating Proprietor is responsible for the timely payment of any and all taxes levied and assessed against the Alternating Proprietor’s grapes, wine, personal property and operations located at or within the Winery Premise. Alternating Proprietor is responsible to report all required tonnage and to pay all assessments due to the California Wine Commission for tonnage crushed for its account. If the Host Winery is required to pay any taxes on behalf of the Alternating Proprietor, the Alternating Proprietor must pay upon demand the full amount of any such taxes including any interest and penalties imposed on such taxes to Host Winery.

d. Alternating Proprietor shall make all production decisions relating to its wines.

e. Alternating Proprietor shall identify grape varietals, appellation of origin, anticipated tonnage and approximate harvest dates to Host Winery as early as reasonably possible each harvest year. Prior to each Harvest, Host Winery will establish a schedule for grape deliveries taking into account Host Winery’s capabilities and grape quality (Grape Delivery Schedule). Alternating Proprietor shall provide no less than twenty four (24) hours’ notice prior to delivery of any personal property to the Alternating Premise, including but not limited to grapes, bulk wine, barrels, glass, corks, capsules, labels, shipping materials and all other equipment and materials to be used by Alternating Proprietor in it winemaking activities.

6. Use of Host Winery Personnel. Alternating Proprietor may ask the Host Winery to perform crush, fermentation, blending, cellar, warehousing, barrel topping and/or bottling services. Host Winery will carry out written instructions provided by Alternating Proprietor upon reasonable notice with respect to any services requested by Alternating Proprietor. Payment terms for use of any services by Host Winery are set forth on Schedule C.

7. Host Winery Services. Host Winery will operate and keep in good operating order all equipment it provides including crushing, winemaking, fermentation and bottling equipment, and other equipment necessary to crush, ferment, store, blend, bottle, riddle, disgorge, and label wine. Host Winery shall employ suitable personnel necessary to provide services for the Alternating Proprietor. Host Winery is responsible for all salaries, federal and state withholding taxes, federal and state social security contributions, health insurance and worker’s compensation insurance for Host Winery’s employees.

8. Recordkeeping. Records will be maintained to document the time and date each party takes over any portion of the Alternating Premise. Alternating Proprietor is responsible for all record keeping in connection with its winery operations, including but not limited to, wine production, storage, bottling, shipping, tax determination and tax reporting. Alternating Proprietor shall maintain such records (“source records”) as independent files at any location approved by federal and state regulators. Alternating Proprietor authorizes Host Winery to make copies of such records for its own inspection or for inspection by regulatory agencies. Alternating Proprietor may contract with Host Winery to perform all or part of its record keeping obligations. If Alternating Proprietor contracts with Host Winery to perform record keeping activities such as wine production, storage, bottling, shipping, tax determination and tax reporting cellar record keeping, such activities and the associate fees will be agreed to in writing in advance and signed by both parties

9. Alternating Proprietor Property. Alternating Proprietor shall provide at its own expense barrels, barrel racks, and pallets and break down vessels for storage of its wine, all bottles and other packaging materials, and all labels to be affixed to wine bottles at the Alternating Premise (“Alternating Proprietor Property”) and keep such Alternating Proprietor Property in sound condition and fit for its intended purpose. Alternating Proprietor shall obtain federal label approval prior to any labeling or packaging at the Alternating Premise. The Alternating Proprietor must obtain the applicable TTB Certificate of Label Approval before any of the Alternating Proprietor wine may be labeled at the Host Winery’s facilities. All title and risk of loss to all Alternating Proprietor Property shall remain with Alternating Proprietor at all times.

10. Price. Payment terms for use of the Alternating Premise and any services by Host Winery are set forth on Schedule C.

11. Access. Alternating Proprietor shall have access to its grapes, wine and equipment during the Host Winery’s business hours. Alternating Proprietor may request access at times other than regular business hours by providing forty-eight (48) hours written notice. All persons working at or visiting Alternating Premise on behalf of Alternating Proprietor must notify a member of the Host Winery staff of their arrival and sign the sign-in sheet located in the reception area of Winery Premise prior to entering the operations area of Alternating Premise.

12. Removal of Bulk or Bottled Wine. Alternating Proprietor may remove its wine whether in bulk or in bottle at any time during normal business hours after Alternating Proprietor has provided seventy-two (72) hours scheduling notice to Host Winery. For any removal of its wine, Alternating Proprietor shall be solely responsible for shipping equipment, vehicles and all transportation costs. In the event any state or federal tax of any kind is imposed upon the removal of Alternating Proprietor’s wine, the Alternating Proprietor is fully and solely responsible for payment of such tax including any interest or penalties imposed on the tax.

13. Access by Governmental Agents. Each party acknowledges that agents of TTB or the California Department of Alcoholic Beverage Control may seek access to the Winery premise for inspections or audits.

14. Indemnification and Insurance.

a. Host Winery shall defend, indemnify, and save harmless Alternating Proprietor from and against any and all loss, damage, injury, liability, and claims thereof for injury to or death of any person (including an employee of Alternating Proprietor or Host Winery) or for loss of or damage to property (including, without limitation, all winemaking equipment, the grapes or grape juice processed, or wine stored, hereunder or owned by Host Winery or any third party) resulting from any act or omission of Host Winery or any employee, agent or contractor of Host Winery. This indemnity shall not apply to the extent that it is void or otherwise unenforceable under applicable law in effect and shall not apply where such loss, damage, injury, liability, or claim is solely the result of the gross negligence or willful misconduct of Alternating Proprietor.

b. Alternating Proprietor shall defend, indemnify, and save harmless Host Winery from and against any and all loss, damage, injury, liability, and claims thereof for injury to or death of any person (including an employee of Alternating Proprietor or Host Winery) or for loss of or damage to property (including, without limitation, all winemaking equipment, the grapes or grape juice processed, or wine stored, hereunder or owned by Host Winery or any third party) resulting from any act or omission of Alternating Proprietor or any employee, agent or contractor of Alternating Proprietor. This indemnity shall not apply to the extent that it is void or otherwise unenforceable under applicable law in effect and shall not apply where such loss, damage, injury, liability, or claim is solely the result of the gross negligence or willful misconduct of Host Winery.

c. Each Party shall obtain, at its cost, any such insurance it deems desirable. At a minimum, each Party shall maintain, in full force and effect during the term of this Agreement, at its sole cost and expense (a) Commercial General Liability coverage with required minimum limits of one million dollars ($1,000,000) per occurrence with an annual aggregate of not less than one million dollars ($1,000,000) naming the other Party, its affiliates, officers and employees as additional insured.. Alternating Proprietor shall insure Alternating Proprietor Property and wine produced by Alternating Proprietor at Host Winery against damage or destruction by fire, theft, vandalism, act of God or any other cause whatsoever. Host Winery shall provide at its sole cost and expense insurance effective during the term of this Agreement to cover the Winery Premise and equipment owned or leased by Host Winery.

15. Term Failure to Perform for Certain Reasons. In the event Host Winery or Alternating Proprietor is compelled to suspend its operations or to case performance of its obligations under this Agreement due to: passage of any laws or regulations; any legal or administrative proceedings of any government, government agency, court or administrative agency; strikes, boycotts, lockouts or other labor disturbances; interruption of power; earthquake; temporary or permanent lack or loss of processing capacity; fire; explosion; or catastrophic or uncontrollable action of the elements, then the party shall, while so affected, be relieved of performing its obligations under this Agreement to the extent it is prevented from performing its obligations under this Agreement. The affected party shall take reasonable measures to remove the disability and resume performance at the earliest possible date. If the inability to perform continues for more than ten (10) days during grape delivery season or for more than thirty (30) days at any other time, either party may terminate this Agreement upon written notice to the other party.

16. Termination.

a. Either party may terminate this Agreement upon thirty (30) days written notice if the other party (a) is in violation of any law or regulation that renders it impossible to perform its obligations under this Agreement for a period of greater than thirty (30) days; (b) makes an assignment for the benefit of creditors or files for bankruptcy protection; or (c) is in material breach of its obligations under this Agreement and such failure to perform is not suspended or excused by paragraph 14 or is not cured within thirty (30) days of written notice from the other Party.

b. “Material breach” shall include, but not be limited to, a failure to pay amounts due under the Agreement. In the event an Alternating Proprietor has failed to pay amounts owed under this Agreement, Winery shall provide notice of intent to terminate and provide fifteen (15) days for the Alternating Proprietor to pay all past and current amounts due in full. If all amounts due are not paid within the fifteen (15) day period, Host Winery in its sole discretion, may terminate this Agreement. If Winery does not terminate the Agreement, it may require additional deposits for future amounts due.

17. Conflicts of Interest. Conflicts of interest relating to this Agreement are strictly prohibited. Except as otherwise expressly provided herein neither Alternating Proprietor nor any director, employee or agent of Alternating Proprietor shall, without prior written notification thereof to Host Winery, enter into any business relationship with any employee, agent, officer or director of Host Winery or any affiliate, unless such person is acting for and on behalf of Host Winery.

Notwithstanding the foregoing, Alternating Propriety may employ any person who (a) initially contacts Alternating Proprietor without solicitation, directly or indirectly, by Alternating Proprietor or (b) responds to any general advertisement of employment or engagement by Alternating Proprietor or to any solicitation or inquiry from a recruiter retained by Alternating Proprietor provided that such person is not specifically identified or targeted by Alternating Proprietor for such solicitation or inquiry. Either Party may terminate this Agreement after a material breach of this Agreement by the other Party which has not been cured within thirty (30) days from receipt of written notice of such breach. Host Winery shall promptly notify Alternating Proprietor of any suspected violation of this subsection and Alternating Proprietor shall have thirty (30) days to investigate and respond.

18. Confidentiality. By virtue of this Agreement, each party may have access to the other party’s confidential, proprietary and trade secret information. Each party agrees and covenants that all information, knowledge, data, or record(s) involving the other party, whether written or otherwise, of a confidential or proprietary nature not generally available to the public, including but not limited to any information which relates to winemaking policies and practices, sources, customers, pricing, procedures protocol, personnel, business and operational plans, company contracts, or other information or documents of a confidential nature relating to the operation of a winery, which is acquired or is made available to the other party (hereinafter referred to as ‘Proprietary Information”), shall be regarded as strictly confidential and/or trade secrets. Each party agrees that it will not at any time reveal, communicate, or divulge trade secrets. Each party agrees that it will not at any time reveal, communicate, or divulge any Proprietary Information to any person(s), corporation(s), or other entity(ies) without the express prior written consent of an authorized representative of the other party. Neither party shall make any public announcements related to this terms of this Agreement or the operations performed under this Agreement without the prior written consent of the other party.

19. Arbitration of Disputes Under This Agreement. All disputes that may arise between the parties regarding the interpretation or application of this Agreement and the legal effect thereof shall, to the exclusion of any court of law, be arbitrated and determined by arbitration in California pursuant to California Code of Civil Procedure section 1280 et seq. unless the parties can resolve the dispute by mutual agreement. Either party shall have the right to submit any dispute to arbitration fifteen (15) days after the other party has been notified as to the nature of the dispute. In the event either party incurs attorney’s fees as a result of a dispute regarding this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, as determined by arbitration. The non-prevailing party shall pay reasonable attorney’s fees, as determined by arbitration. The non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeal and the enforcement of any judgment or award), whether or not the dispute is prosecuted and the enforcement of any judgment or award), whether or not the dispute is prosecuted to final judgment. The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues.

20. Notice. All notices and statements to be given, and all payments to be made shall be delivered personally or sent via overnight carrier or facsimile to the respective addresses of the parties as set forth following each party’s signature to this Agreement and the notices shall be deemed received upon delivery if delivered personally; one day after deposit if sent by overnight carrier; and upon confirmation from the sender’s facsimile that the facsimile was received during regular business hours if sent by facsimile. Either party may designate another address for itself at any time upon written notice to the other party.

21. General. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. The parties acknowledge that they are dealing with one another hereunder as independent contractors and no as partners, joint venturers or principal and agent. Neither party is granted any right or authority to act or hold itself out as the legal agent of the other, or to assume or create any obligations or responsibilities, express or implied, on behalf of or in the name of the other or any person or entity affiliated with the other or to bind the other in any manner. No other agreement, oral or written, express or implied, has been made between the parties with regard to the subject matter herein, except as may be expressly referred to herein. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and to this end the provisions of the Agreement shall be severable. This Agreement may only be amended or modified by written documents signed by all parties. The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect. This Agreement may be executed in two or more counterparts, which taken together, shall constitute one and the same instrument. Alternating Proprietor shall not assign its rights or delegate its obligations hereunder without the prior written consent of Host Winery, which consent may not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement shall be binding upon and insure to the benefit of, and be enforceable by the parties hereto and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

The parties have executed this Agreement as of the date set forth above.

ALTERNATING PROPRIETOR:		HOST WINERY:

Fresh Grapes, LLC		Fior di Sole, LLC

By:	/s/ Damian Novak	By:	/s/ Stefano Migotto
	Damian Novak		Stefano Migotto
Its:	Manager	Its:	Member Manager

Address for Notices: 10440 N. Central Expressway Suite 1400 Dallas, TX 75231	Address for Notices and Payment of rent and other fees: 2515 Napa Valley Corporate Drive Napa, CA 94558

SCHEDULE A

DESCRIPTION OF WINERY PREMISE

2515 Napa Valley Corporate Drive is a single story building constructed of concrete tilt-up exterior walls, concrete floors, and hot mopped roofing. The 2515 building has two areas that consist of a warehouse of 29,318 square feet and a processing room of 3060 square feet. Interior walls constructed of steel framed sheet rock separate the warehouse and processing room from the offices lying to the north and west of the warehouse and north of the processing room. There are two steel roll up doors and two personnel doors on the south exterior wall providing access to the processing room. There are two steel roll up doors and three personnel doors on the south exterior wall providing access to the warehouse. There is a third steel roll up door that has been permanently disable, the doorway has been filled with a permanently mounted air conditioning installation.

The bonded premises also includes an outdoor area on the south side of the building that is 300 feet by 65 feet in dimension which is used for the loading and unloading of conveyances

At the 2545 building Suite F, the bonded area consists of a warehouse of 22,756 square feet. Interior walls constructed of steel framed sheet rock separate the warehouse from offices lying to the north, and from a separate suite in the same building lying to the east. There are five steel roll up doors and one personnel door on the south exterior wall providing access to the winery. There are three personnel doors on the west exterior wall providing access to the warehouse. There is one personnel door on the north exterior wall providing access to the warehouse. There are two shuttered windows on the south exterior wall with electronically controlled, locked aluminum shutter systems

SCHEDULE B

DESCRIPTION OF ALTERNATING PREMISE

SCHEDULE C

HOST WINERY SERVICES

COST SCHEDULE

Initial Set-up Fee: [****]

Monthly Fee: [****]

Destemming, Crush and Primary Fermentation are provided at the rate of [****] per ton for an amount not less than 10 tons of grapes.

●	Addition of 50 ppm SO2 at the crusher.
●	Overnight soaking after crushing.
●	Inoculated with yeast Fermol 2; 2 pounds per 1,000 gallons.
●	When cake is formed, 2 pump over a day with irrigator and venturi until dryness or other specified.
●	Daily check of Brix and Temp.
●	Addition of oxygen through macro-oxygenation on skins.
●	Pressing with pneumatic press up to 1.8 bars, then when Brix negative, drain and remove skins from tank by slouching.
●	Inoculating with ML bacteria.
●	One racking of gross lees.
●	FDS will provide the following laboratory analysis free of charge; Brix, TA, pH on juice, send to Lodi wine labs.
●	Yeast nutrients DAP will be added, up to 2 lbs/1,000 gallons and Bioferm (amino acids, sterols, minerals and vitamins) up to 2 lbs/1,000 gallons.

Additional Fermentation Services:

●	Extended maceration:$ [****]/ton/day
●	Rack and Return: $[****]/ton + $[****]set up
●	Extra Pump Over: $[****]/pump-over
●	Extra analysis sent to external laboratory: cost plus [****]%
●	Tank addition: $[****]per occurrence
●	Other additives may be provided upon request

FDS will supply any yeast or additives required.

Bottling: TBD by mutual agreement of the parties

Bulk Storage: TBD by mutual agreement of the parties

Barrel Storage: TBD by mutual agreement of the parties

Wine Making Materials: TBD by mutual agreement of the parties

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